Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 291445

PROSPECTUS

VinFast Auto Ltd.

133,320,822 Ordinary Shares

This prospectus relates to the offer and sale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of an aggregate of 130,000,000 ordinary shares in the capital of VinFast Auto Ltd., a public company incorporated under the laws of Singapore (Company Registration No: 201501874G) (“we,” “us,” the “Company” or “VinFast”), no par value (“ordinary shares”) (the “Affiliate Resale Shares”), which were originally issued to the Selling Securityholders prior to the Company’s business combination with Black Spade Acquisition Co, a Cayman Islands exempted company that has since been renamed “SpecCo Ltd” (“Black Spade” or “BSAQ”) (the “Business Combination”) at prices ranging from $0.0105 per share to $13.05 per share (on an adjusted basis to give effect to a share split and a share consolidation prior to the Business Combination).

This prospectus also relates to the issuance from time to time by VinFast of up to 3,320,822 ordinary shares issuable upon the exercise of 3,320,822 warrants. Each warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per ordinary share. Each warrant was originally issued as a Black Spade public warrant as part of its initial public offering of units at a price of $10.00 per unit, with each unit consisting of one share Black Spade class A ordinary shares and one-half of one redeemable warrant, and each Black Spade warrant was exchanged for one warrant of VinFast in connection with the Business Combination.

The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.”

The Selling Securityholders together are offering an aggregate of up to 130,000,000 ordinary shares which, together with the 95,273,331 ordinary shares offered by the selling securityholders named in the registration statement on Form F-3 (File No.333-275133) (the “Second Resale Registration Statement”), represented 9.6% of our outstanding ordinary shares as of November 10, 2025. The number of ordinary shares being offered pursuant to this prospectus, and the Second Resale Registration Statement constitute more than approximately 4.5 times the number of ordinary shares held by persons other than the selling securityholders named herein and therein and our affiliates. Accordingly, the ordinary shares being registered for resale on the registration statement, which this prospectus forms a part, together with the number of shares that have been registered for resale pursuant to Second Resale Registration Statement, are anticipated to be significant, relative to our current public float. While the sale from time to time of ordinary shares pursuant to this prospectus by the Selling Securityholders and pursuant to the Second Resale Registration Statement by the selling securityholders named therein will increase our public float, we are unable to predict the effect that such sales may have on the prevailing market price of our ordinary shares and warrants. Sales of ordinary shares in the public market by Selling Securityholders, or the perception that those sales might occur, could potentially have negative impact on the market price of ordinary shares and warrants, despite the total number of ordinary shares being registered for resale accounting for an insignificant percentage of the total outstanding shares. The market price of our ordinary shares could decline if the Selling Securityholders sell a significant portion of our ordinary shares or are perceived by the market as intending to sell them. Despite such a potential decline in the public trading price, some of the Selling Securityholders may experience a positive rate of return on the securities that they sell due to the differences in the prices at which they acquired the ordinary shares and the market price of our ordinary shares. Public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the then trading price. See “Risk Factors — Risks Related to this Offering — The sales of a substantial number of our securities in the public market by our existing shareholders could potentially cause the price of our ordinary shares to fall”, and “Item 3. Key Information — D. Risk Factors — Risks Relating to Ownership of Our Securities — The trading price of our ordinary shares and warrants may be volatile, a market for our securities may not be sustained, and future sales of the securities and the availability of a large number of such securities could depress the price of the securities” in our most recent annual report on Form 20-F.

We will receive the proceeds from the sales of the 34,929,486 Affiliate Resale Shares when sold pursuant to this prospectus by the Selling Securityholders, net of any sales commissions, fees, brokerages, taxes and other related expenses, to us as a grant. The amount of proceeds that we receive from sales of these ordinary shares by the Selling Securityholders will depend on the number and price of ordinary shares that are sold. Based on the last reported sale price of our ordinary shares on November 10, 2025, the sale of 34,929,486 Affiliate Resale Shares by the Selling Securityholders pursuant to this registration statement would result in proceeds of $123,301,086 to us, without taking into account sales commissions, fees, brokerages, taxes and other related expenses. Excluding the Affiliate Resale Shares, Vingroup Joint Stock Company (“Vingroup”), a public company listed on the Ho Chi Minh Stock Exchange, Vietnam, Vietnam Investment Group Joint Stock Company (“VIG”) and Asian Star Trading & Investment Pte. Ltd. (“Asian Star” and, together with Vingroup and VIG, the “Initial Shareholders”) own an aggregate of 2,158,636,023 ordinary shares, representing 92.3% of our outstanding ordinary shares as of November 10, 2025.

We will also receive proceeds from the exercise of up to 3,320,822 warrants for cash at an exercise price of $11.50, assuming that all such warrants are exercised for cash, which would result in proceeds of $38,189,453 to us. On November 10, 2025, the last reported sale price of our ordinary shares as reported on Nasdaq Stock Market LLC (“Nasdaq”) was $3.53 per ordinary share, which is below the exercise price of our warrants, which is $11.50 per share. If the price of our ordinary shares remains below $11.50 per ordinary share and holders of our warrants choose not to exercise their warrants for cash, it would result in no cash proceeds to us. If warrants are exercised on a cashless basis in accordance with the terms of the Warrant Agreement, we will not receive any cash from such exercises. We will not receive any proceeds from the resale of the ordinary shares that are to be issued upon such exercise of warrants. See “Use of Proceeds.” We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our ordinary shares and warrants are listed on the Nasdaq under the symbols “VFS” and “VFSWW.” We had 2,339,512,676 ordinary shares and 3,320,822 warrants outstanding as of November 10, 2025. On November 10, 2025, the last reported sale price of our ordinary shares and warrants as reported on Nasdaq were $3.53 per ordinary share and $0.20 per warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” beginning on page 6 of this prospectus, as well as in the applicable prospectus supplement, any related free writing prospectus and other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 5, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the Affiliate Resale Shares described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution.” Additional or more specific terms of transactions in which a Selling Securityholder offers and sells Affiliate Resale Shares may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Affiliate Resale Shares being offered and the terms of the offering.

A prospectus supplement may also add to, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information other than the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, or any free writing prospectus prepared by or on behalf of us to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you.

The information contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any such free writing prospectus is accurate only as of the date thereof, regardless of the time of delivery of such document or of any sale of Affiliate Resale Shares. Our business, financial condition and results of operations may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus and any applicable prospectus supplement, including the documents incorporated by reference herein and therein, or any free writing prospectus prepared by or on behalf of us to which we have referred you, in making your investment decision.

This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Except where the context otherwise requires or where otherwise indicated, the terms “VinFast,” the “Company,” the “Group,” “we,” “us,” “our,” “our Company,” and “our business” refer to VinFast Auto Ltd. and, where appropriate, its consolidated subsidiaries.

References to “VND” are to Vietnamese Dong, the legal currency of Vietnam. Certain amounts shown in this prospectus or derived from the U.S. GAAP financial statements have been rounded or truncated as deemed appropriate by the management of VinFast. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

For investors outside the United States: The Selling Securityholders are not offering to sell, or seeking offers to buy, our ordinary shares, in any jurisdictions where offers and sales are not permitted. Neither we nor the Selling Securityholders have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. The distribution of this prospectus and the offering of the Affiliate Resale Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Affiliate Resale Shares described herein and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act 2001 of Singapore as modified or amended from time to time (the “SFA”)) under Section 274 of the SFA, including by any subsidiary legislation as may be applicable at the relevant time, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Sections 275 and 276 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities and securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person (as defined under Section 275(2) of the SFA), or (in the case of such corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of such trust) where the transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets);

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notification under Section 309B(1)(c) of the SFA

The ordinary shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Purchasers are advised to seek legal advice prior to any resale of the securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which we operate as well as any information concerning possible or assumed future results of our operations. Such forward-looking statements are based on available current market material and our management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include, among others, the following:

●	We are a growth stage company in the EV industry and face challenges associated with the marketing and sale of products in different markets;

●	The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for EV manufacturers and buyers;

●	Significant changes or developments in U.S. laws or policies, including changes in U.S. trade policies and tariffs and the reaction of other countries thereto;

●	Our brand, reputation, and consumer confidence in our business could be harmed by negative publicity;

●	The automotive market is highly competitive, which presents challenges in maintaining our market leadership in Vietnam and establishing our position in the global automotive industry;

●	We might face challenges if our customers are resistant to adopting EVs or do not have adequate access to Electric Vehicle Supply Equipment (“EVSE”), which includes charging stations, and related infrastructure;

●	We have experienced in the past and in the future may experience delays and cost overruns when implementing our business plans and growth strategy;

●	We obtain component parts and raw materials from third-party suppliers who may fail to deliver components and raw materials according to our schedule and at prices, quality and volumes acceptable to us;

●	We are a growth stage company with a history of losses, negative cash flows from operating activities and negative working capital. We require additional funding to support our ongoing operations;

●	We have identified material weaknesses in our internal control over financial reporting that could, if not remediated, impair our ability to produce timely and accurate financial statements;

●	We have restated our financial statements for the fiscal year ended December 31, 2023, which could expose us to additional risks;

●	We have received financial support from Mr. Pham and our Vingroup affiliates, and we maintain business relationships with our Vingroup affiliates. We may be affected by adverse business conditions, developments or matters affecting our Vingroup affiliates;

●	A considerable portion of our EV deliveries to date has been to certain affiliates;

●	Our corporate actions that require shareholders’ approval will be substantially controlled by our controlling shareholders, which may prevent you and other shareholders from influencing significant decisions; and

●	The other matters described in the section titled “Risk Factors” elsewhere in this prospectus or the risk factors described in our most recent annual report on Form 20-F, which is incorporated herein by reference.

The foregoing list of factors is not exhaustive. The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respect from those projected in these forward-looking statements. There may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We will not and do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially the “Risk Factors” section, the financial statements and related notes thereto, and any other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Unless otherwise stated or the context otherwise requires, all references in this subsection to the “Company”, “we,” “us” or “our” refer to the business of VinFast Auto Ltd. and its subsidiaries.

Who We Are

We are VinFast, and our goal is to be a leader in the future of Smart Mobility through our intelligent, thoughtful and inclusive EV platform. We aim to foster a cleaner and more sustainable approach to 21st century mobility that is evolutionary and revolutionary.

We are bold, decisive and eager to advance our product and platform.

We aim to constantly push boundaries in our approach to technology, service innovation, customer engagement and manufacturing excellence, all for the sake of delivering an exceptional customer experience.

Our mission is to help create a more sustainable future for all. We aim to help sustain our planet by accelerating the switch to electric vehicles with an inclusive, comprehensive product line and unique service platform. We envision a world where a top-tier electric vehicle-driving experience is accessible to all. We have already begun delivering on that vision today with our line of all-electric sports utility vehicles (“SUVs”), readying us for the new era of VinFast, one focused on global expansion and creating a sustainable future.

At VinFast, our motto is “boundless together.” It is representative of the adventurous and inspired feeling we want our drivers to experience every time they take the wheel, a precept of our approach to manufacturing, an affirmation of our limitless desire to reach new heights with the products we create, our effort to build a sustainable future and our enthusiastic re-shaping of the electric vehicle driver experience. In that spirit, we are breaking boundaries by focusing on the future, setting out on new journeys as one team (maker, driver, partners) and sharing the VinFast vision along the way. We are constantly innovating from a technology and driver experience perspective and are ready to push forward towards a sustainable future. With that said, we recognize that we cannot do this alone, and we urge those who share this desire to unite with us on our journey to a brighter and greener future.

Come join the charge with us.

Overview

We are an innovative, full-scale mobility platform focused primarily on designing and manufacturing high-quality EVs, electric scooters (“e-scooters”) and electric buses (“e-buses”). Our EV product line is a range of fully-electric mini- through E-segment SUVs, the first of which began production in December 2021. In January 2025, we introduced a separate product line under the “Green” series, tailored for commercial purpose, and further expanded into the electric minivan segment with the introduction of our compact electric van, the EC Van, in May 2025. We focus strategically and exclusively on EVs and fully phased out production of internal combustion engine (“ICE”) vehicles in 2022 in order to execute on our vision of creating an e-mobility ecosystem built around customers, community and connectivity alongside our new vehicle roll-out. We deliver on this strategy by leveraging our manufacturing expertise and strong track record of producing ICE vehicles and e-scooters. We started producing e-scooters in 2018, passenger cars (ICE vehicles) in 2019 and e-buses in 2020. We delivered 334,332 four-wheeled vehicles (including 86,051 ICE vehicles and 248,281 EVs) and 537,813 two-wheeled vehicles (including 535,457 e-scooters and 2,356 e-bikes) from inception through September 30, 2025. Innovation is at the heart of everything we do. We focus on achieving operational efficiency and technological integration, and we seek to continuously improve our processes to deliver world-class products.

Our target international markets include select countries in North America, such as the U.S. and Canada; Asia, covering India and Southeast Asia, including Indonesia and the Philippines; and the EMEA (Europe, the Middle East and Africa) region. We also continue to strengthen our position in our market in Vietnam. We believe our vehicles are differentiated, especially in the emerging EV landscape, through our high-quality product offering. This differentiation is built on advanced technology and new-mobility features for our drivers, fashionable designs, and our comprehensive smart services solution. We expect to remain competitive by focusing on SUVs, the most popular consumer vehicle segment. We strongly believe in the future of Smart Mobility and strive to provide the VinFast platform as an access point to that future.

We have achieved a great deal in our short history. Following the founding of our Company in 2017, we achieved start of production of our first ICE vehicle in only 21 months. As a new entrant and the first Vietnamese OEM, we have partnered with top-tier global companies, including Magna Steyr Fahrzeugtechnik AG & Co KG (“Magna”) and Pininfarina S.p.A. (“Pininfarina”) to accelerate the integration of industry best practices into our processes. Deliveries of our first fully-electric SUV, the VF e34, began in Vietnam in December 2021. Deliveries of the VF 8 began in Vietnam in September 2022 and in the U.S. in March 2023. Deliveries of the VF 9, VF 5 and VF 6 began in Vietnam in March, April and December 2023, respectively. Deliveries of VF 7 and VF 3 began in Vietnam in March and July 2024. Deliveries in Europe began in January 2024 with the VF 8. We have also started the deliveries of our EVs in Indonesia, Philippines and India in August, September 2024, and August 2025, respectively. From the start of our EV production until September 30, 2025, we delivered 248,281 EVs (consisting of 71,379 VF 5s, 58,754 VF 3s, 37,199 VF e34s, 26,391 VF 8s, other models, and e-buses) mostly in Vietnam. Driven by demand for affordable models and strength in the domestic Vietnam market, we set new delivery records in Vietnam for four consecutive months from September to December 2024, culminating in total deliveries of 97,399 EVs globally for the full year 2024, consisting of 33,140 VF 5s, 25,583 VF 3s, 14,306 VF e34s, 9,864 VF 8s, 9,069 VF 6s, and other models and e-buses. This represents a 192% increase year-over-year, exceeding management’s revised delivery guidance of 80,000 vehicles globally for the full year 2024. According to the Company’s preliminary data, in the first nine months of 2025, VinFast delivered 110,362 EVs to customers globally, of which 103,884 EVs were delivered in Vietnam. This milestone marks the first time an automaker in Vietnam has delivered more than 100,000 vehicles in the first three quarters of a year, underscoring VinFast’s market leadership and continued growth momentum. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Our Business and Industry — We are a growth stage company in the EV industry and face challenges associated with the marketing and sale of products in different markets” in our most recent annual report on Form 20-F.

We quickly established significant brand recognition in Vietnam and within 18 months from product launch, we gained the leading market share in Vietnam for each of our product segments, based on management’s analysis of publicly available data. This share was acquired from the incumbent global vehicle brands from Asia, Europe and North America that have historically dominated the Vietnamese market prior to our arrival. Since our establishment, we have gained significant experience in manufacturing at scale, which has helped us swiftly incorporate EVs into our existing assembly lines. Like other entities within the Vingroup family of companies, turning early-stage businesses into market leaders through top-tier execution and leadership is a hallmark of our approach to business.

We are a majority-owned affiliate of Vingroup Joint Stock Company, a public company listed on the Ho Chi Minh Stock Exchange, Vietnam and one of Vietnam’s largest conglomerates (“Vingroup”). Led by Mr. Pham, who is our Managing Director and CEO, Vingroup operates market-leading, fast-growing businesses that span the industrials, technology, real estate and social services sectors in Vietnam. Vingroup has an operating history of over 30 years and a strong track record of improving the daily lives of consumers through applied technology. As of June 30, 2025, approximately $15.9 billion has been deployed to fund operating expenses and capital expenditures of VinFast since 2017 by Vingroup, its affiliates and external lenders. We believe our ongoing relationship with Vingroup is a significant competitive advantage, most notably through shared expertise and software co-development among nearly 1,800 engineers in the Vingroup ecosystem who collectively help produce differentiated technology for VinFast vehicles.

We are led by a keenly focused management team that is highly motivated to deliver on our mission of making EVs smarter and more inclusive. Our Managing Director and CEO, Mr. Pham, and our Chairwoman, Ms. Le, also hold the positions of Chairman and Vice Chairwoman of Vingroup, respectively, and were the key Vingroup executives behind the push into vehicle manufacturing. Both Mr. Pham and Ms. Le were responsible for the formation of VinFast and led the execution of a startup plan from the ground up in 2017, with our first vehicles delivered only 21 months later. They have built a highly experienced team to execute our strategy. Our entrepreneurial and innovative culture from the top down in our organization is driven by our core belief that we are “boundless together.”

Smart Mobility and the VinFast Differentiators

Our full-service driver and ownership experience is a hallmark of the VinFast brand and built around the concept of Smart Mobility, which we believe differentiates us from our competitors. To us, Smart Mobility encompasses the following:

●	High Quality Product

●	Thoughtful design for a boundless premium experience — We evoke EMOTION and PASSION between driver and car

●	Top-of-the-line vehicle lineup — We offer a STYLISH product line with skilled craftsmanship in every detail

●	“TECHNOLOGY FOR LIFE” — We embrace PERSONALIZATION and CONNECTIVITY with a full suite of standard smart infotainment features, including a heads-up display, virtual personal assistant, in-car commerce and mobile office capabilities, creating a space for lifestyle between home and office

●	Sustainability — We aim to deliver our products RESPONSIBLY to help promote a greener world for us all

●	Steadfast focus on meeting world-class safety standards — We focus unwaveringly on SAFETY

●	Competitive Pricing and Value

●	ACCESSIBILITY — We seek to offer our products in a more approachable and accessible way relative to closest EV peers to help increase opportunities for greater EV adoption globally

●	We offer high performance, luxurious features, high quality, an advanced suite of enhanced technology and cutting-edge engineering execution at a COMPETITIVE price point

●	FLEXIBLE purchase options, including own, lease, where available, to suit any customer’s preference

●	Peace-of-Mind Ownership Experience

●	Our goal is to provide BEST-IN-CLASS after-sale policy with up to 10-year / 125,000-mile warranty and 24/7 roadside assistance

●	WORRY-FREE experience through our “VINFAST SERVICE” model with remote and mobile service offerings

●	EASE-OF-ACCESS to our network of showrooms and service centers and integrated suite of EV charging solutions through VinFast Power Solutions and partners such as V-green, EVgo, Blink, FLO and ChargeHub.

Corporate Information

Our Company was incorporated in Singapore on January 19, 2015 as Fiscus Consultancy Pte. Ltd., a private limited company (Company Registration No. 201501874G) under the Companies Act 1967 of Singapore (the “Singapore Companies Act”). Our Company’s name was changed to VinFast Trading & Investment Pte. Ltd. on April 8, 2021 and to VinFast Auto Pte. Ltd. on December 22, 2022. On July 31, 2023, VinFast converted from a Singapore private limited company operating under the name “VinFast Auto Pte. Ltd.” into a Singapore public limited company operating under the name “VinFast Auto Ltd.”

Our principal executive offices are located at Dinh Vu — Cat Hai Economic Zone, Cat Hai Island, Cat Hai Special Zone, Hai Phong City, Vietnam. Our telephone number at this address is +84 225 3969999. Our registered office in Singapore is located at 61 Robinson Road, #06-01, 61 Robinson, Singapore 068893.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.vinfastauto.us. The information contained on our website is not a part of this prospectus. Our agent for service of process in the U.S. is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in Singapore, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards.

Summary of Risk Factors

Investing in our securities entails risks as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. These risks include, but are not limited to, the following:

●	We are a growth stage company in the EV industry and face challenges associated with the marketing and sale of products in different markets;

●	The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for EV manufacturers and buyers;

●	Significant changes or developments in U.S. laws or policies, including changes in U.S. trade policies and tariffs and the reaction of other countries thereto;

●	Our brand, reputation, and consumer confidence in our business could be harmed by negative publicity;

●	The automotive market is highly competitive, which presents challenges in maintaining our market leadership in Vietnam and establishing our position in the global automotive industry;

●	We have experienced in the past and in the future may experience delays and cost overruns when implementing our business plans and growth strategy;

●	We might face challenges if our customers are resistant to adopting EVs or do not have adequate access to EVSE, which includes charging stations, and related infrastructure;

●	We obtain component parts and raw materials from third-party suppliers who may fail to deliver components and raw materials according to our schedule and at prices, quality and volumes acceptable to us;

●	We are a growth stage company with a history of losses, negative cash flows from operating activities and negative working capital. We require additional funding to support our ongoing operations;

●	We have identified material weaknesses in our internal control over financial reporting that could, if not remediated, impair our ability to produce timely and accurate financial statements;

●	We have restated our financial statements for the fiscal year ended December 31, 2023, which could expose us to additional risks;

●	We have received financial support from Mr. Pham and our Vingroup affiliates, and we maintain business relationships with our Vingroup affiliates. We may be affected by adverse business conditions, developments or matters affecting our Vingroup affiliates;

●	A considerable portion of our EV deliveries to date has been to certain affiliates;

●	Our corporate actions that require shareholders’ approval will be substantially controlled by our controlling shareholders, which may prevent you and other shareholders from influencing significant decisions; and

●	The other matters described in the section titled “Risk Factors” elsewhere in this prospectus or the risk factors described in our most recent annual report on Form 20-F, which is incorporated herein by reference.

THE OFFERING

Ordinary shares offered by the Selling Securityholders	An aggregate of 130,000,000 Affiliate Resale Shares held in aggregate by the Selling Securityholders that were originally issued prior to the Business Combination at prices ranging from $0.0105 per share to $13.05 per share (on an adjusted basis to give effect to a share split and a share consolidation prior to the Business Combination), which represents 5.6% of our total outstanding ordinary shares.

Ordinary shares issuable by us upon exercise of the warrants	3,320,822 ordinary shares

Terms of warrants	Each warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share. Our warrants expire on August 11, 2028 at 5:00 p.m., New York City time. We will receive proceeds from the exercise of up to 3,320,822 warrants for cash at an exercise price of $11.50, assuming that all such warrants are exercised for cash, which would result in proceeds of $38,189,453 to us. On November 10, 2025, the last reported sale price of our ordinary shares as reported on Nasdaq was $3.53 per ordinary share, which is below the exercise price of our warrants, which is $11.50 per share. If the price of our ordinary shares remains below $11.50 per ordinary share and warrant holders choose not to exercise their warrants for cash, it would result in no cash proceeds to us. If warrants are exercised on a cashless basis in accordance with the terms of the Warrant Agreement, we will not receive any cash from such exercises. We will not receive any proceeds from the resale of the ordinary shares that are to be issued upon such exercise of warrants.

Last reported sale price of our ordinary shares and warrants	On November 10, 2025, the last reported sale price of our ordinary shares and warrants as reported on Nasdaq were $3.53 per ordinary share and $0.20 per warrant.

Ordinary shares issued and outstanding prior to this offering and assuming no exercise of warrants

2,339,512,676 ordinary shares, as of November 10, 2025.

The number of our ordinary shares outstanding prior to this offering and any exercise of warrants is based on 3,320,822 warrants that were unexercised and outstanding as of November 10, 2025.

Use of proceeds

We will receive the proceeds from the sales of the 34,929,486 Affiliate Resale Shares when sold pursuant to this registration statement by the Selling Securityholders, net of any sales commissions, fees, brokerages, taxes and other related expenses, as a grant.

We will also receive proceeds from the exercise of the warrants for cash, but not from the resale of the ordinary shares issuable upon such exercise of warrants. Each warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per ordinary share. Assuming the exercise of 3,320,822 warrants for cash, outstanding as of November 10, 2025, we will receive an aggregate of $38,189,453. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

We plan to use the proceeds of this offering that we receive from the Selling Securityholders and from the exercise of warrants for cash for investments in research and development of products, services and technology sales, investments in sales and marketing and expansion of sales channels and investments in the development of our manufacturing facilities, and any remainder for working capital and general corporate purposes, which may include potential strategic investments and acquisitions, although we have not identified any specific investments or acquisition opportunities at this time.

For more information, see “Use of Proceeds.”

Risk factors

Investing in the ordinary shares and warrants of the Company involves risks. See “Risk Factors”, the other information included in this prospectus, and the other risk factors contained in the documents incorporated by reference herein, including our annual report on Form 20-F, for a discussion of factors you should carefully consider before deciding to invest in the ordinary shares and warrants of the Company.

Market for our ordinary shares and warrants	Our ordinary shares and warrants are listed on Nasdaq under the symbols, “VFS” and “VFSWW,” respectively.

RISK FACTORS

You should carefully consider the risk factors described in our most recent annual report on Form 20-F, which is incorporated herein by reference, the risk factor set forth below and the risk factors that are described in any accompanying prospectus supplement and any applicable free writing prospectus and in other documents incorporated by reference into this prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to this Offering

The sales of a substantial number of our securities in the public market by our existing shareholders could potentially cause the price of our ordinary shares to fall.

The 130,000,000 ordinary shares offered pursuant to this registration statement by the Selling Securityholders, together with the 95,273,331 ordinary shares offered by Yorkville in the Second Resale Registration Statement, represent 9.6% of our outstanding ordinary shares as of November 10, 2025.

The aggregate 130,000,000 ordinary shares registered for resale pursuant to this registration statement and the 95,273,331 ordinary shares offered by Yorkville in the Second Resale Registration Statement will constitute approximately 4.5 times the number of ordinary shares held by persons other than our affiliates and the selling securityholders named herein and therein. Accordingly, sales of our ordinary shares pursuant to these registration statements could be significant, relative to our current public float.

While the sale from time to time of ordinary shares pursuant to this registration statement and the Second Resale Registration Statement by the selling securityholders named herein and therein will increase our public float, we are unable to predict the effect that such sales may have on the prevailing market price of our ordinary shares and warrants. Sales of ordinary shares in the public market by the selling securityholders named therein, or the perception that those sales might occur, could potentially have a negative impact on the market price of ordinary shares and warrants. The sale of any or all the securities being offered pursuant to any of these registration statements could result potentially in a decline in the public trading price of our securities.

In addition, certain of our ordinary shares have been pledged or charged by the Initial Shareholders in order to secure certain obligations to third parties. We are not a party to these share pledges or share charges or related agreements. The sale of ordinary shares that have been pledged by the Initial Shareholders (including as a result of foreclosure) could reduce the Initial Shareholders’ and Mr. Pham’s ownership in us and adversely affect the public trading price of our securities.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2025.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

As of June 30, 2025
Actual (unaudited)
VND (in billions)
Cash and cash equivalents

Deficit:
Ordinary shares, no par value – VinFast Auto (2,338,812,676) shares issued and outstanding as of June 30, 2025)	9,867,220
Accumulated losses	(305,780,046)
Additional paid-in capital	116,648,995
Other comprehensive loss	(727,557)
Deficit attributable to equity holders of the parent	(179,991,388)
Non-controlling interests(1)	79,759,446
Total deficit (A)	(100,231,942)

Long-term debt:
Long-term interest-bearing loans and borrowings	43,440,663
Long-term derivative and financial liabilities	24,018
Total-long term debt (B)	43,464,681

Long-term amount due to related parties:
Long-term amounts due to related parties	32,586,172

Total capitalization (A) + (B)(2)	(56,767,261)

Notes:

(1)	Non-controlling interests reflect certain dividend preference shares issued by VinFast Vietnam to Vingroup (i) in March 2022 in return for an advance capital contribution of VND6.0 trillion (“DPS1”), (ii) in December 2022 in exchange for VND45,733.7 billion in borrowings from Vingroup to VinFast Vietnam (“DPS3”, previously referred to as “DPS4”) and (iii) as part of our Reorganization in December 2022, in return for the assignment of the Share Acquisition P-Note previously held by Vingroup amounting to VND25.8 trillion (“DPS4”, previously referred to as “DPS3”), and (iv) in exchange for VND 30,000 billion in borrowings from Vingroup to VinFast Vietnam (“DPS5”). For details on the terms of DPS1, DPS3, DPS4 and DPS5, see “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions — Transactions with Vingroup Affiliates ⸺ Capital Contributions into VinFast Vietnam” in our most recent annual report on Form 20-F and “Note 14. Dividend Preference Shares” in the Unaudited Interim Condensed Consolidated financial statements on Form 6-K dated September 30, 2025.
(2)	Calculated as total deficit plus long-term interest-bearing loans and borrowings and long-term derivative and financial liabilities.

USE OF PROCEEDS

We will receive proceeds from the sales of the 34,929,486 Affiliate Resale Shares when sold pursuant to this registration statement, by the Selling Securityholders, net of any sales commissions, fees, brokerages, taxes and other related expenses, to us as a grant. The amount of proceeds that we receive from sales of these ordinary shares by the Selling Securityholders will depend on the number and price of ordinary shares that are sold.

We will also receive proceeds from the exercise of up to 3,320,822 warrants for cash, but not from the resale of the ordinary shares issuable upon such exercise of warrants. Each warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share. Assuming the exercise of 3,320,822 warrants for cash, we will receive an aggregate of $38,189,453. On November 10, 2025, the last reported sale price of our ordinary shares as reported on Nasdaq was $3.53 per ordinary share, which is below the exercise price of our warrants, which is $11.50 per share. If the price of our ordinary shares remains below $11.50 per ordinary share and holders of our warrants choose not to exercise their warrants for cash, it would result in no cash proceeds to us. If warrants are exercised on a cashless basis in accordance with the terms of the Warrant Agreement, we will not receive any cash from such exercises. We will not receive any proceeds from the resale of the ordinary shares that are to be issued upon such exercise of warrants.

See “Risk Factors — Risk Related to this Offering — The sales of a substantial number of our securities in the public market by our existing shareholders could potentially cause the price of our ordinary shares to fall.”

We plan to use the proceeds of this offering that we receive from the Selling Securityholders and from the exercise of warrants for cash for investments in research and development of products, services and technology sales, investments in sales and marketing and expansion of sales channels and investments in the development of our manufacturing facilities, and any remainder for working capital and general corporate purposes, which may include potential strategic investments and acquisitions, although we have not identified any specific investments or acquisition opportunities at this time.

The Selling Securityholders will pay any underwriting fees, discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the ordinary shares set forth below pursuant to this registration statement. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, as may be amended from time to time, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the ordinary shares after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the ordinary shares that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. Each Selling Securityholder may sell all, some or none of such securities in this offering.

	Securities Owned Before the Offering		Securities to be Sold	Securities Owned After the Offering
Name of Selling Securityholder	Ordinary Shares	%	Ordinary Shares	Ordinary Shares	%
VIG(1)	769,584,044	32.9	7,800,000	761,784,044	32.6%
Asian Star(2)	334,041,555	14.3	122,200,000	211,841,555	9.1%
Total	1,103,625,599	47.2	130,000,000	973,625,599	41.6%

(1)	Mr. Pham Nhat Vuong is the majority shareholder of VIG and, as a result, may be deemed to share beneficial ownership of the securities held of record by VIG. As such, Mr. Pham Nhat Vuong may be deemed to have voting and investment control over the shares held by VIG. The address of VIG is No. 7, Bang Lang 1 Street, Phuc Loi Ward, Hanoi, Vietnam.
(2)	Mr. Pham Nhat Vuong has sole voting and investment control over all the shares in Asian Star and, as a result, may be deemed to share beneficial ownership of the securities held of record by Asian Star. The address of Asian Star is 120 Lower Delta Road, #02-05 Cendex Centre, Singapore 169208.

TAXATION

The following summary of Singapore and U.S. federal income tax considerations of an investment in the ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in our ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than Singapore and the U.S.

Certain Singapore Taxation Considerations

Dividend Distributions

All Singapore-tax resident companies are currently under the one-tier corporate tax system, or one-tier system.

Under the one-tier system, the income tax paid by a tax resident company is a final tax and its distributable profits can be distributed to shareholders as tax exempt (one-tier) dividends. Such dividends are tax exempt in the hands of a shareholder, regardless of the tax residence status, shareholding level or legal form of the shareholder.

Accordingly, dividends received in respect of the ordinary shares by either a resident or non-resident of Singapore are not subject to Singapore income tax (whether by withholding or otherwise), on the basis that we are a tax resident of Singapore and under the one-tier system.

Foreign shareholders are advised to consult their own tax advisers to take into account the tax laws of their respective countries of residence and the existence of any agreement for the avoidance of double taxation which their country of residence may have with Singapore.

Gains on Disposal of Shares

Any gains considered to be in the nature of capital made from the sale of our shares will not be taxable in Singapore to the extent that they do not fall within the ambit of the new Section 10L of the Income Tax Act 1947 of Singapore (the “SITA”), which came into effect on January 1, 2024.

Gains arising from the disposal of the shares may be construed to be of an income nature and subject to Singapore income tax, especially if they arise from activities which may be regarded as the carrying on of a trade or business in Singapore. Such gains may also be considered income in nature, even if they do not arise from an activity in the ordinary course of trade or business or an ordinary incident of some other business activity, if the shares were purchased with the intention or purpose of making a profit by sale rather than holding for long-term investment purposes in Singapore.

There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. The characterization of gains arising from the sale of our shares will depend primarily on the facts and circumstances (commonly referred to as the “badges of trade”) of each shareholder.

Subject to specified exceptions and Section 10L of the SITA, Section 13W of the SITA provides for certainty on the non-taxability of gains derived by a corporate taxpayer from the disposal of ordinary shares during the period from June 1, 2012 to December 31, 2027 (both dates inclusive) where:

(i)	the divesting company had legally and beneficially held a minimum shareholding of 20% of the ordinary shares of the company whose shares are being disposed; and

(ii)	the divesting company had maintained the minimum 20% shareholding for a continuous period of at least 24 months immediately prior to the disposal.

The above-mentioned “safe harbor rules” prescribed under Section 13W of the SITA will not apply to a divesting company under the following scenarios:

(a)	a divesting company whose gains or profits from the disposal of shares are included as part of its income based on the provisions of section 26 of the SITA;

(b)	the disposal of shares by a partnership, limited partnership and limited liability partnership one or more of the partners of which is a company or are companies; or

(c)	the disposal of shares on or after June 1, 2022 not listed on a stock exchange in Singapore or elsewhere, being shares in a company that the Singapore Comptroller of Income Tax is satisfied —

(i)	is in the business of trading immovable properties situated in Singapore or elsewhere;

(ii)	principally carries on the activity of holding immovable properties situated (whether in Singapore or elsewhere), whereby passive or no income is derived; or

(iii)	has undertaken property development (whether in Singapore or elsewhere), except where —

(A)	the immovable property developed is used by the company to carry on its trade or business (including the business of letting immovable properties), not being a business mentioned in sub-paragraph (i); and

(B)	the company did not undertake any property development in Singapore or elsewhere for a period of at least 60 consecutive months before the disposal of shares.

Under Section 10L of the SITA, gains received in Singapore by an entity of a relevant group from the sale or disposal of any movable or immovable property outside Singapore will be treated as income chargeable to tax under Section 10(1)(g) of the SITA under certain circumstances. Any registered shares, equity securities or securities will be deemed to be located outside Singapore if the register or principal register (if there is more than one register) is located outside Singapore regardless of where the company is incorporated. If our shares are deemed to be foreign assets, gains from their disposal will be subject to tax if an entity of a relevant group (other than an excluded entity) disposed of our shares on or after January 1, 2024. An entity is a member of a group of entities if its assets, liabilities, income, expenses and cash flows are (a) included in the consolidated financial statements of the parent entity of the group; or (b) excluded from the consolidated financial statements of the parent entity of the group solely on size or materiality grounds or on the grounds that the entity is held for sale. A group is a relevant group if (i) the entities of the group are not all incorporated, registered or established in Singapore; or (ii) any entity of the group has a place of business outside Singapore. An excluded entity is defined in Section 10L of the SITA to include a pure equity-holding company or any other entity with adequate economic substance in Singapore taking into account factors enumerated in Section 10L of the SITA.

Investors are advised to consult their own tax advisors on the applicable tax treatment if they receive gains in Singapore from the disposal of our shares.

Shareholders who apply, or who are required to apply, the Singapore Financial Reporting Standard 39 — Financial Instruments: Recognition and Measurement, or FRS 39; the Singapore Financial Reporting Standard 109 — Financial Instruments, or FRS 109; or the Singapore Financial Reporting Standard (International) 9 — Financial Instruments, or SFRS(I) 9 may for the purposes of Singapore income tax be required to recognize gains or losses in respect of financial instruments (not being gains or losses in the nature of capital) in accordance with FRS 39, FRS 109 or SFRS(I) 9 (as the case may be) (as modified by the applicable provisions of Singapore income tax law) even where no sale or disposal of the shares is made.

Section 34A of the SITA provides the tax treatment for financial instruments in accordance with FRS 39 (subject to certain exceptions and “opt-out” provisions) for taxpayers who are required to comply with FRS 39 for financial reporting purposes. The IRAS has also issued a circular titled “Income Tax Implications Arising from the Adoption of FRS 39 — Financial Instruments: Recognition and Measurement.”

FRS 109 or SFRS(I) 9 (as the case may be) is mandatorily effective for annual periods beginning on or after January 1, 2018, replacing FRS 39. Section 34AA of the SITA requires taxpayers who comply or who are required to comply with FRS 109 or SFRS(I) 9 (as the case may be) for financial reporting purposes to calculate their profit, loss or expense for Singapore income tax purposes in respect of financial instruments in accordance with FRS 109 or SFRS(I) 9 (as the case may be), subject to certain exceptions. The IRAS has also issued a circular titled “Income Tax: Income Tax Treatment Arising from Adoption of FRS 109 — Financial Instruments.”

Shareholders who may be subject to the above mentioned tax treatments, including under Sections 34A or 34AA of the SITA, should consult their accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding and disposal of the shares.

Stamp Duty

There is no stamp duty payable on the subscription and issuance of the shares.

In relation to a transfer of the ordinary shares, no stamp duty is payable if no instrument of transfer is executed or if the instrument of transfer is executed outside Singapore and not received in Singapore. Accordingly, stamp duty is not applicable to electronic transfers of our shares effected solely on a book entry basis outside Singapore. We therefore expect that no Singapore stamp duty will be payable where shares are acquired by U.S. holders solely in book entry form through the facility outside Singapore established by our transfer agent and registrar outside Singapore to the extent that the instruments of transfer (including electronic instruments) are not received in Singapore and all electronic records and any information relating to such transfers are not electronically received by persons in Singapore, stored on any server or device in Singapore or made accessible to any person in Singapore.

Stamp duty will be payable if there is an instrument (including an electronic instrument) for the transfer of our shares which is either executed in Singapore or executed outside Singapore and received in Singapore.

Where the instrument of transfer is executed in Singapore, stamp duty must be paid within 14 days of the execution of the instrument of transfer. Where the instrument of transfer is executed outside Singapore and received in Singapore, stamp duty must be paid within 30 days of receipt of the instrument of transfer in Singapore. An electronic instrument that is executed outside Singapore is treated as received in Singapore in any of the following scenarios: (a) it is retrieved or accessed by a person in Singapore; (b) an electronic copy of it is stored on a device (including a computer) and brought into Singapore; or (c) an electronic copy of it is stored on a computer in Singapore.

As the relevant deeming provisions under Section 60F of the Stamp Duties Act 1929 of Singapore are quite broad, registered holders of our shares may wish to note that an electronic document executed outside Singapore may still be deemed to be received in Singapore if the branch records are retrieved or accessed in Singapore. As it may not be practical to anticipate the circumstances where an instrument may be considered received in Singapore, investors should consult their tax advisors regarding the particular Singapore stamp duty implications for them.

Stamp duty on an instrument of transfer of shares is payable at the rate of 0.2% of the consideration for, or open market value of, the shares, whichever is higher.

Stamp duty is borne by the purchaser unless there is an agreement to the contrary.

Estate Duty

Singapore estate duty was abolished with respect to all deaths occurring on or after February 15, 2008.

Tax Treaties Regarding Withholding Taxes

There is no comprehensive agreement for the avoidance of double taxation between the U.S. and Singapore which applies to withholding taxes (if any) on dividends or capital gains.

Goods and Services Tax

The sale of the shares by a GST-registered investor belonging in Singapore for GST purposes to another person belonging in Singapore is an exempt supply not subject to GST. Any input GST (for example, GST on brokerage) incurred by the GST-registered investor in connection with the making of an exempt supply is generally not recoverable from the Singapore Comptroller of GST and will become an additional cost to the investor unless the investor satisfies certain conditions prescribed under the Goods and Services Tax Act 1993 of Singapore or satisfies certain GST concessions.

Where the shares are sold by a GST-registered investor in the course of or furtherance of a business carried on by such investor contractually to and for the direct benefit of a person belonging outside Singapore, the sale should generally, subject to satisfaction of certain conditions, be considered a taxable supply subject to GST at 0%. Any input GST (for example, GST on brokerage) incurred by the GST-registered investor in making such a supply in the course of or furtherance of a business may be fully recoverable from the Singapore Comptroller of GST. Investors should seek their own tax advice on the recoverability of GST incurred on expenses in connection with the purchase and sale of the shares.

Services consisting of arranging, brokering, underwriting or advising on the issue, allotment or transfer of ownership of the shares rendered by a GST-registered person to an investor belonging in Singapore for GST purposes in connection with the investor’s purchase, sale or holding of the shares will be subject to GST at the standard rate, which is currently 9.0%. Similar services rendered by a GST-registered person contractually to an investor belonging outside Singapore and for the direct benefit of such an investor or a GST-registered person belonging in Singapore should generally, subject to the satisfaction of certain conditions, be subject to GST at 0%.

Global Anti-Base Erosion Model Rules (Pillar Two)

The Global Anti-Base Erosion Model Rules (Pillar Two) (“BEPS Pillar 2”) rules are implemented in Singapore via the Multinational Enterprise (Minimum Tax) Act 2024 (“MMTA”). It introduces (1) the multinational enterprise top-up tax (“MTT”), and (2) the domestic top-up tax (“DTT”).

The MMTA applies to a multinational enterprise (“MNE”) group for a financial year beginning on or after 1 January 2025 if its annual consolidated group revenue (determined by reference to the consolidated financial statements of its ultimate parent entity) for at least 2 financial years out of the 4 financial years immediately before that financial year is equal to or exceeds EUR 750 million.

MTT applies to a Singapore parent entity’s ownership interest in its relevant entities outside Singapore and its stateless entities but does not apply to its ownership interest in its domestic entities. The minimum rate for MTT is 15% and the top-up amount is computed using the effective tax rate (“ETR”) that is calculated on a jurisdictional basis for an MNE group. The charging provision for MTT is found in section 12 of the MMTA, which imposes MTT on an entity if (1) the entity is a responsible member of an MNE group at any time in the financial year, (2) the MNE group is an in-scope MNE group for the financial year, (3) the entity holds an ownership interest in another constituent entity (“CE”) of the MNE group at any time in the financial year, (4) that other CE is located in a jurisdiction outside Singapore or is a stateless entity, and has a top up amount for the financial year, and (5) the entity is located in Singapore.

The DTT imposes a top-up tax on certain CEs located in Singapore to raise their ETR to at least 15%. The charging provision for the DTT is section 28 of the MMTA, which imposes DTT equivalent to the on an MNE group for a financial year if (1) the MNE group is an in-scope MNE group, (2) at least one of its CEs is located in Singapore or is: (a) a flow through entity established, formed, incorporated or registered under the laws of Singapore, (b) not a responsible member, and (c) a reverse hybrid entity with respect to any of its income, expenditure, profit or loss, and (3) the MNE group has a top up amount for that financial year.

In-scope MNE groups are subject to various administrative requirements. This includes registering under the MMTA, designating a Singapore CE to be a Designated Local DTT Filing Entity (“DFE”) / Designated Local GIR Filing Entity (“GFE”), submitting MTT and DTT returns, and making a GloBE Information Return (“GIR”) filing.

However, some entities are excluded from the MTT and DTT. While their revenue is still taken into account to determine if the MNE group is in-scope, their attributes such as their profits, losses, taxes accrued, tangible assets, and payroll expenses are excluded from the various computations under MTT and DTT, including the de minimis exclusion. Further, such entities are not subject to any administrative obligations under MTT and DTT, such as the filing of a GIR. Excluded entities include a governmental entity, an international organisation and a non-profit organisation.

Further, the MTT and DTT regimes also provide for safe harbours that help reduce the MNE groups’ compliance burden. Where a safe harbour is elected by an MNE group for a jurisdiction, the top-up amounts for qualifying entities of the MNE group in the jurisdiction are treated as nil. Singapore currently has three safe harbours: (1) transitional CbCR Safe Harbour, (2) simplified Calculations Safe Harbour, and (3) QDMTT Safe Harbour.

Penalties may be imposed under the MMT Act where an in-scope MNE group fails to meet its obligations for MTT and DTT. As MTT and DTT rules are new, MNEs will require time to familiarize themselves with the rules. In view that some MNEs have given feedback that such rules are complex, IRAS will adopt a light touch approach for the first 3 FYs from FY 2025, if an MNE group can demonstrate that it has taken reasonable measures to ensure the correct application of the rules.

U.S. Federal Income Tax Considerations

The following discussion describes material U.S. federal income tax consequences to U.S. Holders (as defined below), of an investment in the ordinary shares sold by Selling Securityholders or issued pursuant to an exercise of warrants. This summary applies only to U.S. Holders that acquire ordinary shares in exchange for cash in the offering or pursuant to a cash exercise or cashless exercise of warrants as described in this prospectus , hold ordinary shares as capital assets within the meaning of Section 1221 of the Code (as defined below) and have the U.S. dollar as their functional currency.

This discussion is based on the tax laws of the U.S. as in effect on the date of this prospectus, including the Internal Revenue Code of 1986, as amended, the “Code,” and U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, and any such change could apply retroactively and could affect the U.S. federal income tax consequences described below. We have not sought and do not intend to seek any rulings from the IRS regarding the matters in this discussion. The statements in this prospectus are not binding on the IRS or any court, and thus we can provide no assurance that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. Furthermore, this summary does not address any estate, gift, Medicare or alternative minimum tax consequences, any state, local or non-U.S. tax consequences or any other tax consequences other than U.S. federal income tax consequences.

The following discussion does not describe all the tax consequences that may be relevant to any particular investor or to persons in special tax situations such as:

●	banks and certain other financial institutions;

●	regulated investment companies;

●	real estate investment trusts;

●	insurance companies;

●	broker-dealers;

●	traders that elect to mark to market;

●	tax-exempt organizations;

●	individual retirement accounts or other tax deferred accounts;

●	persons liable for alternative minimum tax or the Medicare contribution tax on net investment income;

●	U.S. expatriates;

●	persons holding ordinary shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our stock by vote or value;

●	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the U.S.;

●	persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

●	partnerships or other pass-through entities or arrangements and persons holding ordinary shares through such partnerships.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON- U.S. TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES.

As used herein, the term “U.S. Holder” means a beneficial owner of ordinary shares that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds ordinary shares generally will depend on such partner’s status and the activities of the partnership. A U.S. Holder that is a partner in such partnership should consult its tax advisor.

Dividends and Other Distributions on Ordinary Shares

As described in the section entitled “Item 8. Financial Information —A. Consolidated Statements and Other Financial Information — Dividend Policy” in our most recent annual report on Form 20-F, we do not anticipate declaring or paying dividends to holders of our ordinary shares in the foreseeable future. However, if we do make distributions of cash or property on our ordinary shares, and subject to the passive foreign investment company considerations discussed below, the gross amount of distributions made by us with respect to ordinary shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will be includible as dividend income in a U.S. Holder’s gross income in the year received, to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all such distributions will be reported as dividends for U.S. federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. Dividends received by non-corporate U.S. Holders may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that (1) (i) our ordinary shares are listed on and considered readily tradable on an established securities market in the U.S., or (ii) we are eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program and which the U.S. Treasury Department has determined is satisfactory for these purposes, (2) we are not a passive foreign investment company (as discussed below) with respect to the U.S. Holder for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain other requirements are met. In this regard, our ordinary shares will generally be considered to be readily tradable on an established securities market in the U.S. if they continue to be listed on Nasdaq. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to ordinary shares. As of the date hereof, there is no income tax treaty in effect between the U.S. and Singapore.

Dividends on the ordinary shares generally will constitute foreign source income for foreign tax credit limitation purposes. Subject to certain complex conditions and limitations, foreign taxes withheld on any distributions on the ordinary shares may be eligible for credit against a U.S. Holder’s federal income tax liability. If a refund of the tax withheld is available under the laws of the foreign jurisdiction or under a tax treaty, the amount of tax withheld that is refundable will not be eligible for such credit against a U.S. Holder’s U.S. federal income tax liability (and will not be eligible for the deduction against U.S. federal taxable income). If the dividends constitute qualified dividend income as discussed above, the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the reduced rate applicable to the qualified dividend income, divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to ordinary shares will generally constitute “passive category income.” A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. U.S. Treasury regulations may restrict the availability of any such credit (or deduction in lieu thereof) based on the nature of the withholding tax imposed by the foreign jurisdiction, though under current IRS guidance taxpayers generally may elect to determine the creditability of foreign taxes without regard to such restrictions for taxable years ending prior to the year further relevant guidance is issued. The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances and the possibility of claiming a deduction (in lieu of the foreign tax credit) for any foreign taxes paid or withheld.

Sale or Other Taxable Disposition of Ordinary Shares

Subject to the passive foreign investment company considerations discussed below, upon a sale or other taxable disposition of ordinary shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such ordinary shares. A U.S. Holder who purchases the ordinary shares for cash generally has an initial tax basis in the ordinary shares equal to the cost of such ordinary shares. Except with respect to the cashless exercise of a warrant, a U.S. Holder’s tax basis in ordinary shares received upon exercise of the warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the warrant and the exercise price paid in cash therefor. In the event of a cashless exercise of a warrant by a U.S. Holder and if such cashless exercise is treated as a tax-deferred event, a U.S. Holder’s basis in the ordinary shares received would equal the U.S. Holder’s basis in the warrant exercised therefor. If a cashless exercise of a warrant instead were to be treated in part as a taxable exchange, a U.S. Holder’s tax basis in the ordinary shares received generally would equal the sum of (i) the U.S. Holder’s tax basis in the warrants deemed exercised in the cashless exercise (for the avoidance of doubt, not including any warrants deemed sold in the cashless exercise) and (ii) the exercise price of such warrants deemed exercised.

Any such gain or loss on the sale or other taxable disposition of ordinary shares generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. Except with respect to the cashless exercise of a warrant, the U.S. Holder’s holding period for ordinary shares received upon exercise of the warrants will begin on the date following the date of exercise (or possibly the date of exercise) of the warrants and will not include the period during which the U.S. Holder held the warrants. In the event of a cashless exercise of a warrant by U.S. Holder, if the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period for the ordinary shares received would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrants. If the cashless exercise were treated as a recapitalization, the holding period for the ordinary shares received would include the holding period for the warrants exercised therefor. The U.S. federal income tax characterization of a cashless exercise of warrants is unclear. U.S. Holders should consult their tax advisors with respect to the basis and holding period for any ordinary shares received in a cashless exercise.

Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations. Gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of ordinary shares generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company Considerations

In general, a non-U.S. corporation will be classified as a PFIC for any taxable year if either: (a) at least 75% of its gross income is “passive income” for purposes of the PFIC rules or (b) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes interest, dividends, royalties and other investment income, with certain exceptions. For purposes of determining whether we are a PFIC, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder holds the ordinary shares (or under proposed regulations, the warrants for which the shares were received), we would continue to be treated as a PFIC with respect to such U.S. Holder’s investment in those ordinary shares unless (i) we ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules.

Based on our current and expected income and assets (taking into account any cash proceeds we receive from the issuance of our ordinary shares offered pursuant to this prospectus, cash proceeds we receive from the exercise of any warrants, and cash proceeds we received from issuances of our ordinary shares pursuant to the Yorkville Subscription Agreement, as well as our current and anticipated market capitalization), we do not believe we were a PFIC for our taxable year ended December 31, 2024 or presently expect to be a PFIC for our current taxable year. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis after the close of each taxable year and that depends, in part, upon the composition of our income and assets. In addition, the application of the PFIC rules to companies with our composition of income and assets is subject to significant uncertainty. Fluctuations in the market price of our ordinary shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the second part of the test described above may be determined by reference to the market price of our ordinary shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and any cash proceeds we receive from the issuance of our ordinary shares offered pursuant to this prospectus, cash proceeds we receive from the exercise of any warrants, and cash raised from issuances of our ordinary shares pursuant to the Yorkville Subscription Agreement. The IRS or a court may disagree with our determinations, including the manner in which we determine the value of our assets and the percentage of our income and assets that are passive under the PFIC rules. Therefore, there can be no assurance that we will not be a PFIC for the current taxable year or for any prior or future taxable year.

If we are a PFIC at any time that a U.S. Holder holds ordinary shares (or under proposed regulations, the warrants for which the shares were received), any gain recognized by the U.S. Holder on a sale or other disposition of the ordinary shares, as well as the amount of any “excess distribution” (defined below) received by the U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for the ordinary shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on ordinary shares exceeds 125% of the average of the annual distributions on the ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ordinary shares if we are considered a PFIC. We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares (or under proposed regulations, the warrants for which the shares were received) and any of our non-U.S. subsidiaries or other corporate entities in which we own equity interests are also classified as PFICs (each a “lower-tier PFIC”), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of each such lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any lower-tier PFICs we may own.

If we are considered a PFIC, a U.S. Holder will also be subject to annual information reporting requirements. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in ordinary shares.

Information Reporting and Backup Withholding

Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or redemption of ordinary shares may be subject to information reporting to the IRS and U.S. backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding if the U.S. Holder furnishes a correct taxpayer identification number and makes any other required certification or is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.

Additional Information Reporting Requirements

Certain U.S. Holders who are individuals (and certain specified entities) that hold an interest in “specified foreign financial assets” (which may include the ordinary shares) are required to report information (on IRS From 8938) relating to such assets, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions). Penalties can apply if U.S. Holders fail to satisfy such reporting requirements, and, in such circumstances, the statute of limitations for assessment of tax could be suspended, in whole or part. U.S. Holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of ordinary shares.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN ORDINARY SHARES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We are registering the offer and resale of 130,000,000 ordinary shares by the Selling Securityholders from time to time, which represents 5.6% of our total outstanding ordinary shares as of November 10, 2025.

We will receive the proceeds from the sales of the 34,929,486 Affiliate Resale Shares when sold pursuant to this registration statement by the Selling Securityholders, net of any sales commissions, fees, brokerages, taxes and other related expenses, to us as a grant. The amount of proceeds that we receive from sales of these ordinary shares by the Selling Securityholders will depend on the number and price of ordinary shares that are sold. Based on the last reported sale price of our ordinary shares on November 10, 2025, the sale of 34,929,486 Affiliate Resale Shares by the Selling Securityholders pursuant to this registration statement would result in proceeds of $123,301,086 to us, without taking into account sales commissions, fees, brokerages, taxes and other related expenses.

As of November 10, 2025, we have received $59.0 million from the exercise of 5,129,167 warrants for cash at an exercise price of $11.50. Assuming that our remaining 3,320,822 warrants are exercised for cash at an exercise price of $11.50, we would receive proceeds of $38,189,453. On November 10, 2025, the last reported sale price of our ordinary shares as reported on Nasdaq was $3.53 per ordinary share, which is below the exercise price of our warrants, which is $11.50 per share. If the price of our ordinary shares remains below $11.50 per ordinary share and holders of our warrants choose not to exercise their warrants for cash, it would result in no cash proceeds to us. See “Use of Proceeds.”

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of our ordinary shares, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, our ordinary shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ordinary shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

Singapore

We are incorporated under the laws of the Republic of Singapore, and certain of our officers and directors are residents outside the U.S. In addition, a significant portion of our operations and business is conducted, and a substantial portion of our assets are located, outside the U.S.

Although we are incorporated outside the U.S., we have agreed to accept service of process in the U.S. through Cogency Global Inc., our agent designated for that purpose, located at 122 East 42nd Street, 18th Floor, New York, NY, 10168. Nevertheless, since a substantial portion of the assets owned by us are located outside the U.S., any judgment obtained in the U.S. against us may not be collectible within the U.S.

An investor may or may not be able to commence an original action against us or our directors or officers, or any person, before the courts outside the U.S. to enforce liabilities under U.S. federal securities laws, depending on the nature of the action.

There is no treaty between the U.S. and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. In making a determination as to enforceability of a foreign judgment, the Singapore courts need to be satisfied that the foreign judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or if the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or if the enforcement thereof would be contrary to the public policy of Singapore, or if the judgment would conflict with earlier judgments from Singapore or earlier foreign judgments recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws.

Civil liability provisions of the federal and state securities law of the U.S. permit the award of punitive damages against us, our directors and officers. The Singapore courts do not allow the enforcement of foreign judgments which amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the U.S. awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such determination has yet to be conclusively made by a Singapore court in a reported decision.

In addition, holders of book entry interests in our ordinary shares will be required to be registered as shareholders in our register of members in order to have standing to bring a shareholder suit and, if successful, to enforce a foreign judgment against us, our directors or our executive officers in the Singapore courts, subject to applicable Singapore laws. A holder of book entry interests in our ordinary shares may become our registered shareholder by exchanging its interest in our ordinary shares for certificated ordinary shares and being registered in our register of members. The administrative process of becoming a registered shareholder could result in delays prejudicial to any legal proceeding or enforcement action.

Vietnam

Vietnam is a party to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”), and a few bilateral treaties relating to the recognition and enforcement of foreign judgments but not to any other multinational treaty in this regard. Foreign arbitral awards can be enforceable in Vietnam under the New York Convention after being recognized by Vietnamese courts in accordance with statutory procedures. However, in principle, Vietnam’s Civil Procedure Code provides that a civil judgment or decision of a foreign court is enforceable in Vietnam only if there is a treaty in this regard between Vietnam and such foreign country (including international treaties) or on a reciprocal basis. Vietnam’s Civil Procedure Code also sets out several grounds for Vietnamese courts to refuse the recognition and enforcement of foreign judgments and decisions or foreign arbitral awards. Therefore, it may be difficult to enforce in Vietnam any judgment or decision issued by a U.S. court against us or our directors and officers who are citizens of Vietnam.

LEGAL MATTERS

The validity of the ordinary shares offered in this offering has been passed upon for us by Rajah & Tann Singapore LLP.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young Vietnam Limited, independent registered public accounting firm, as set forth in its reports thereon, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements and conclude, among other things, that the Company did not maintain effective internal control over financial reporting as of December 31, 2024, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weaknesses described therein, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young Vietnam Limited is at 28th Floor, Bitexco Financial Tower, 2 Hai Trieu Street, Ho Chi Minh City, District 1 700000.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, as applicable to a “Foreign Private Issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. The SEC maintains a website that contains reports, information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. You may also obtain information about us by visiting our website at www.vinfastauto.us.

INCORPORATION OF INFORMATION BY REFERENCE

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	the description of the Company’s ordinary shares contained in the Company’s registration statement on Form F-1 (Registration No. 333-275133), filed with the SEC on October 23, 2023, including any amendments or reports filed for the purpose of updating such description;

●	the Company’s Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on April 28, 2025; and

●	the Company’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on June 9, 2025, August 14, 2025, September 4, 2025, September 30, 2025 and October 22, 2025.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, including any reports on Form 6-K that we specifically identify in such forms as being incorporated by reference, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents incorporated by reference in this prospectus, at no cost to the requester, upon written or oral request to us at the following address:

VinFast Auto Ltd.

61 Robinson Road

#06-01, 61 Robinson

Singapore 068893

Office telephone: +65 6022 2530

Email: vinfast.sg@vinfastauto.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

You should rely only on the information that we incorporate by reference or provide in this prospectus or any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY, 10168.

EXPENSES RELATED TO THE OFFERING

We estimate that our expenses in connection with the offer and sale of ordinary shares by the Selling Securityholders will be as follows. With the exception of the SEC registration fee, all amounts are estimates.

Expenses	Amount
SEC registration fee	$61,646.38
FINRA filing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous expenses	*
Total	$61,646.38

*	These expenses are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.